Exhibit 99.2

News
For Immediate Release

EP Energy Reports Second Quarter 2014 Results — Increases 2014 Outlook Due to Strong Oil Volume Growth

HOUSTON, TEXAS, August 6, 2014—EP Energy Corporation (NYSE:EPE, “EP Energy”) today reported second quarter 2014 financial and operational results for the company.

Key second quarter 2014 highlights include:

•            Record oil production of 53.3 thousand barrels per day (MBbls/d) — a 60 percent increase in oil production from 2Q’13

•            $372 million Adjusted EBITDAX — a 41 percent increase from 2Q’13; and a 50 percent increase from 2Q’13 before considering the impact of hedge settlements(1)

•            $0.23 adjusted earnings per share (Adjusted EPS)

•            $1.19 Discretionary Cash Flow Per Share

Improved well performance and 2014 outlook:

•            Updated 2014 production outlook resulting from stronger than expected oil volume growth

•            Increased Wolfcamp Type Well EUR to 450 thousand barrels of oil equivalent (MBoe), with significantly higher initial production rates, and well economics on 3,375 future drilling locations

•            Higher initial production rates in the Eagle Ford and Altamont due to completion and production optimization

Note: Data throughout this release has been adjusted to exclude completed domestic asset sales prior to June 30, 2014, the sale of the company’s equity interest in Four Star Oil & Gas Company (Four Star) completed in 2013, and the sale of the company’s Brazil operations which is anticipated to close in 2014.  See Disclosure of Non-GAAP Financial Measures section of this release for applicable definitions and reconciliations of Adjusted EPS, EBITDAX, Adjusted EBITDAX, Adjusted EBITDAX Margin Per Unit, Discretionary Cash Flow, and Discretionary Cash Flow Per Share to GAAP terms.

“Our second quarter results are further proof that we are making excellent progress in growing our company and shaping it into an industry leader focused on operational excellence and solid execution,” said Brent Smolik, chairman, president, and chief executive officer of EP Energy Corporation.  “We are seeing tangible signs of that success across our capital programs, resulting in another quarter of record oil production.”

“Results in our Wolfcamp program have continued to exceed expectations and we recently raised our type well EUR and economics.  In the Eagle Ford and Altamont, recent results from new completion techniques have generated meaningful improvements in initial production rates that enhance these programs.  As a result of our strong quarter and the improved performance in our three oil programs, we’ve raised our production outlook for the year.  In summary, we are generating higher growth and better well level returns that will increase value for our shareholders.”

EP Energy reported $0.23 Adjusted EPS and $1.19 Discretionary Cash Flow Per Share for the second quarter 2014.  Adjusted EBITDAX for the second quarter of 2014 was $372 million, up significantly from $264 million in the second quarter of 2013 due primarily to higher oil volumes which also contributed to approximately 17 percent higher Adjusted EBITDAX Margin Per Unit for the second quarter of 2014.

During the second quarter of 2014, the company completed a record 68 wells and average daily oil production increased 60 percent to 53.3 MBbls/d of oil, up from 33.4 MBbls/d in the second quarter of 2013.  All three of the company’s oil programs contributed to this growth.  Total equivalent production grew to 96.7 thousand barrels of oil equivalent per day (Mboe/d), up from 80.1 Mboe/d in the same period last year.

Eagle Ford Program

In the second quarter of 2014, the company completed 34 wells across LaSalle County in its Eagle Ford program and grew oil production to a record 33.7 MBbls/d, a 52 percent increase compared with the same period in 2013 due to improved completion design and production optimization.  Total equivalent production was 50.5 Mboe/d, a 45 percent increase compared with the same period in 2013.

As a result of improved well performance and completion optimization, 30-day initial production rates (IP 30) in the Eagle Ford program exceeded the company’s type well estimate of 692 barrels of oil equivalent per day (Boe/d).

In addition, the company is conducting ongoing 40-acre down-spacing tests and expects to have results on these tests later this year.

Wolfcamp Program

In the second quarter of 2014, the company completed 23 wells in its Wolfcamp program and produced a record 7.9 MBbls/d of oil in the second quarter of 2014, a 172 percent increase compared with the same period in 2013.  Total equivalent production of 14.1 MBoe/d was 220 percent higher than the second quarter of 2013 continuing the program’s significant growth driven by the company’s combined B/C well development program and improved completion designs. These improvements are also reflected in the company’s updated type well with IP 30 rates of 521 Boe/d, estimated EUR of 450 Mboe, and improved well economics.

The company added a fourth drilling rig to the program late in the first quarter and expects to realize the resulting benefit of higher activity levels in the second half of the year. In addition, EP Energy started drilling its first Wolfcamp A wells in the second quarter and expects to announce results later this year.

As previously announced, EP Energy acquired approximately 37,000 net acres within the Wolfcamp program adding 475 drilling locations and increasing total estimated net resources by approximately 143 million barrels of oil equivalent.  The transaction closed on April 30, 2014.

Altamont Program

In the second quarter of 2014, the company completed 11 wells.  Second quarter 2014 oil production was 11.7 MBbls/d, a 41 percent increase compared with the same period in 2013. Total equivalent production was 15.7 Mboe/d, a 38 percent increase compared with the same period in 2013.

As a result of improved well performance and completion optimization, IP 30 rates in the Altamont program exceeded the company’s type well estimate of 525 Boe/d.

In addition, during the quarter the company increased its take-away capacity out of the Uinta Basin to meet its significant growth.

2014 Outlook

Based on the rapid growth in its oil programs, EP Energy is increasing its outlook for the year.  The company now expects annual average oil production volumes of 54 to 56 MBbls/d (up from 52 to 55 MBbls/d), with an overall growth rate now expected to be more than 50 percent above 2013, at the midpoint of estimates. Total estimated equivalent production is also expected to increase and EP Energy now expects to produce 96 to 100 Mboe/d (up from 93.5 to 99.5 MBoe/d), with an overall growth rate expected to be more than 20 percent above 2013, at the midpoint of estimates(2).

(1) Impacts from cash settlements and premiums received relating to financial derivatives were payments of $32 million and $5 million in Q2 2014 and Q2 2013, respectively.  Excluding this impact, Adjusted EBITDAX in Q2 2014 was $404 million, compared with $269 million in Q2 2013.

(2) The equivalent volume estimates and growth rate are based off of production from continuing operations.

	Previous	Current
Oil production (MBbls/d)	52 – 55(1)	54 – 56(1)
Total production (MBoe/d)	93.5 – 99.5(1)	96 – 100(1)

Capital program ($ billion)
Drilling and completion	$1.73	$1.76
Facilities, lease and seismic	$0.20	$0.18
G&A, interest and other	$0.07	$0.06
Total(2)	$2.00	$2.00

Rest of 2014
Average drilling rigs
Eagle Ford	5 – 6	5
Wolfcamp	3 – 4	4
Altamont	3 – 4	3

Wells completed
Eagle Ford	135 – 145	125 – 130
Wolfcamp	95 – 105	95 – 105
Altamont	35 – 40	35 – 40
Total	265 – 290	255 – 275

Per-unit adjusted cash cost (per Boe)	$12.25 - $14.25	$12.90 - $13.90
Transportation cost (per Boe)	$3.00 - $3.50	$3.00 - $3.25
DD&A rate (per Boe)	$24.00 - $26.00	$24.35 - $25.35

(1) Oil and equivalent production excludes the non-core asset divestitures completed in May 2014.

(2) Excludes approximately $154 million of acquisition capital.

Commodity Hedges

EP Energy has significant commodity price protection for the remainder of 2014 with approximately 90 percent of its estimated oil production hedged at $97.77 per barrel.  With a combination of fixed price swaps and basis hedges, the company has an effective LLS floor price on future hedged production of approximately $100.57 per barrel on approximately 50 percent of estimated remaining 2014 Eagle Ford production.  EP Energy also has approximately 100 percent of estimated 2014 natural gas production hedged at $4.02 per MMBtu this year.

Detailed financial and operational information for the company will be posted at www.epenergy.com in the Investors Center section.

Webcast Information

EP Energy has scheduled a webcast at 9 a.m. Eastern Time, 8 a.m. Central Time, on August 7, to discuss its second quarter financial and operational results.  The webcast may be accessed online through the company’s website at epenergy.com in the Investor Center.  Materials to be discussed during the webcast, including investor slides and a financial and operational reporting package for the quarter ended June 30, 2014, will be available in the Investor Center one hour prior to the webcast.  A limited number of telephone lines will be available to participants by dialing 888-317-6003 (conference ID# 8758205) 10 minutes prior to the start of the webcast.  A replay of the webcast will be available through Friday, August 29, 2014 on the company’s website in the Investor Center (conference ID# 10049213).

About EP Energy

The EP Energy team has a passion for finding and producing the oil and natural gas that enriches people’s lives. As a leading North American oil and natural gas producer, EP Energy has a proven strategy, a significant reserve base, multi–year drilling opportunities, and a strategic presence in fast-emerging unconventional resource areas. EP Energy is active in all phases of the E&P value chain—exploring for, acquiring, developing and producing oil and natural gas. For more information about EP Energy, visit epenergy.com.

Disclosure of Non-GAAP Financial Measures

The Securities and Exchange Commission’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure. In the event of such a disclosure or release, Regulation G requires (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP.

Non-GAAP Terms

Adjusted EPS is defined as diluted earnings per share adjusted for certain items that EP Energy considers to be significant to understanding our underlying performance for a given period. Adjusted EPS is useful in analyzing the company’s on-going earnings potential and understanding certain significant items impacting the comparability of EP Energy’s results. Adjusted EPS is earnings per share from continuing operations adjusted for the impact of financial derivatives (mark-to-market effects of financial derivatives, net of cash settlements and premiums paid or received related to these derivatives), transition and restructuring costs, fees paid to affiliates of Apollo Global Management LLC, Riverstone Holdings LLC, Access Industries and Korea National Oil Corporation, collectively the Sponsors, and losses on extinguishment of debt.

Below is a reconciliation of Adjusted EPS to our consolidated diluted net loss per share:

	Quarter ended June 30, 2014
	Pre-Tax	After-Tax	Diluted EPS
	($ in millions, except earnings per share amounts)
Net loss		$(118)	$(0.49)
Loss from discontinued operations		6	0.03
Loss from continuing operations		$(112)	$(0.46)

Adjustments(1)
Impact of financial derivatives(2)	$258	$168	$0.69
Total adjustments	$258	$168	$0.69

Adjusted EPS(3)			$0.23

(1) All adjustments assume a 35 percent statutory rate.

(2) Represents mark-to-market impact, cash settlements and premiums related to financial derivatives.

(3) Reflects basic and fully diluted weighted average shares of approximately 244 million for the quarter ended June 30, 2014.

	Six months ended June 30, 2014
	Pre-Tax	After-Tax	Diluted EPS
	($ in millions, except earnings per share amounts)
Net loss		$(208)	$(0.87)
Income from discontinued operations		(4)	(0.01)
Loss from continuing operations		$(212)	$(0.88)

Adjustments(1)
Impact of financial derivatives(2)	$368	$240	$0.99
Transition, restructuring costs and fees paid to Sponsors(3)	91	59	0.25
Loss on extinguishment of debt	17	11	0.05
Total adjustments	$476	$310	$1.29

Adjusted EPS(4)			$0.41

(1) All adjustments assume a 35 percent statutory rate.

(2) Represents mark-to-market impact, cash settlements and premiums related to financial derivatives.

(3) Represents transaction, management and other fees paid to the Sponsors as well as restructuring and transition costs.

(4) Reflects basic and fully diluted weighted average shares of approximately 240 million for the six months ended June 30, 2014.

EBITDAX is defined as income (loss) from continuing operations plus interest and debt expense, income taxes, depreciation, depletion and amortization and exploration expense. Adjusted EBITDAX is defined as EBITDAX, adjusted as applicable in the relevant period, for the net change in the fair value of derivatives (mark-to-market effects of financial derivatives, net of cash settlements and premiums related to these derivatives), the non-cash portion of compensation expense (which represents non-cash compensation expense under our long-term incentive programs adjusted for cash payments made under our long-term incentive plans), transition and restructuring costs, transaction, management and other fees paid to our Sponsors, losses on extinguishment of debt and equity earnings from our investment in Four Star prior to its sale in 2013.  Adjusted EBITDAX Margin Per Unit is calculated using Adjusted EBITDAX divided by consolidated equivalent volumes.

Below is a reconciliation of our EBITDAX and Adjusted EBITDAX to our consolidated net (loss) income:

	Quarters ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
	($ in millions, except equivalent volumes and per unit)
Net (loss) income	$(118)	$201	$(208)	$87
Loss (income) from discontinued operations, net of tax	6	(12)	(4)	(39)
(Loss) income from continuing operations	(112)	189	(212)	48
Income tax benefit	(68)	—	(124)	—
Interest expense, net of capitalized interest	80	86	159	178
Depreciation, depletion and amortization	214	137	406	253
Exploration expense	5	13	13	25
EBITDAX	119	425	242	504
Mark-to-market on financial derivatives(1)	290	(166)	425	(35)
Cash settlements and premiums on financial derivatives(2)	(32)	(5)	(57)	23
Non-cash portion of compensation expense(3)	(5)	1	4	14
Transition, restructuring costs and fees paid to Sponsors(4)	—	11	91	20
Loss on extinguishment of debt(5)	—	2	17	3
Earnings from unconsolidated affiliate(6)	—	(4)	—	(6)
Adjusted EBITDAX	$372	$264	$722	$523

Total consolidated equivalent volumes (MBoe)(7)	8,804	7,285	16,970	14,338

Adjusted EBITDAX Margin Per Unit (MBoe)(8)	$42.25	$36.03	$42.55	$36.48

(1)	Represents the income statement impact of financial derivatives.
(2)

Represents actual cash settlements received/(paid) related to financial derivatives, including cash premiums. For the quarters ended June 30, 2014 and 2013 we received approximately $1 million and less than $1 million, respectively, of cash premiums. For the six months ended June 30, 2014 and 2013 we received approximately $1 million and approximately $8 million, respectively, of cash premiums.

(3)

Non-cash portion of compensation expense represents non-cash compensation expense under our long-term incentive programs adjusted for cash payments made under our long-term incentive plans. For the quarters and six months ended June 30, 2014 and 2013, cash payments were approximately $12 million and $10 million, respectively.

(4)	Represents transaction, management and other fees paid to the Sponsors as well as restructuring and transition costs.
(5)	Represents the loss on extinguishment of debt recorded related to retirement of the PIK toggle notes in 2014 and related to the redetermination of the RBL Facility in March 2013.
(6)

Reflects the elimination of equity income recognized from Four Star, net of amortization of our purchase cost in excess of our equity interest in the underlying net assets, as a result of the sale of Four Star in September 2013.

(7)	Excludes volumes associated with our equity investment in Four Star sold in September 2013.
(8)	Adjusted EBITDAX Margin Per Unit is based on actual total amounts rather than the rounded totals presented.

Discretionary Cash Flow and Discretionary Cash Flow Per Share are non-GAAP measures calculated using income (loss) from continuing operations adjusted for certain items including depreciation, depletion and amortization, the impact of financial derivatives (mark-to-market effects of financial derivatives, net of cash settlements and premiums paid or received related to these derivatives), transition and restructuring costs, fees paid to Sponsors, deferred income taxes, non-cash exploration expense, and other non-cash income items.  The table below reconciles Discretionary Cash Flow to net cash provided by operating activities under GAAP.

Below is a reconciliation of Discretionary Cash Flow to our consolidated net loss and operating cash flow:

	Quarter ended June 30, 2014	Six months ended June 30, 2014
Net loss	$(118)	$(208)
Loss (income) from discontinued operations, net of tax	6	(4)
(Loss) income from continuing operations	(112)	(212)
Depreciation, depletion and amortization	214	406
Impact of financial derivatives (1)	258	368
Transition, restructuring and fees paid to Sponsors (2)	—	91
Deferred income taxes	(81)	(138)
Non-cash exploration expense	4	11
Other non-cash income items	8	39
Discretionary Cash Flow	$291	$565

Discretionary Cash Flow Per Share (3)	$1.19	$2.35

Discretionary Cash Flow	$291	$565
Transition, restructuring and fees paid to Sponsors (2)	—	(91)
Working capital and other changes	(25)	15
Net cash provided by operating activities	$266	$489

(1)	Represents mark-to-market impact, cash settlements and premiums related to financial derivatives.
(2)	Represents transaction, management and other fees paid to the Sponsors as well as restructuring and transition costs.
(3)	Reflects basic and fully diluted weighted average shares of approximately 244 million for the quarter ended June 30, 2014 and approximately 240 million for the six months ended June 30, 2014.

We believe that the presentation of Adjusted EPS, EBITDAX, Adjusted EBITDAX and Adjusted EBITDAX Margin Per Unit, is important to provide management and investors with (i) additional information to evaluate our ability to service debt, adjusting for items required or permitted in calculating covenant compliance under our debt agreements, (ii) an important supplemental indicator of the operational performance of our business, (iii) an additional criterion for evaluating our performance relative to our peers, (iv) additional information to measure our liquidity (before cash capital requirements and working capital needs) and (v) supplemental information about certain material non-cash and/or other items that may not continue at the same level in the future.  We believe that the presentation of Discretionary Cash Flow and

Discretionary Cash Flow Per Share is important because it provides management and investors with useful additional information for analysis of the company’s ability to internally generate funds for exploration, development and acquisitions as well as adjusting net income (loss) for unusual items to allow for a more consistent comparison from period to period. In addition, the company believes that this measure is widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry.

Adjusted EPS, EBITDAX, Adjusted EBITDAX, Adjusted EBITDAX Margin Per Unit, Discretionary Cash Flow and Discretionary Cash Flow Per Share have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP or as an alternative to net income, income (loss) from continuing operations, operating income, earnings (loss) per share, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. For example, our presentation of Adjusted EPS, EBITDAX, Adjusted EBITDAX, Adjusted EBITDAX Margin Per Unit, Discretionary Cash Flow and Discretionary Cash Flow Per Share may not be comparable to similarly titled measures used by other companies in our industry. Furthermore, our presentation of EBITDAX, Adjusted EBITDAX, Adjusted EBITDAX Margin Per Unit, Discretionary Cash Flow and Discretionary Cash Flow Per Share should not be construed as an inference that our future results will be unaffected by the items noted above or what we believe to be other unusual or non-recurring items or that in the future we may not incur expenses that are the same as or similar to some of the adjustments in this presentation.

Cautionary Statement Regarding Forward-Looking Statements

This release includes certain forward-looking statements and projections of EP Energy. We have made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed, including, without limitation, the supply and demand for oil, natural gas and NGLs; the company’s ability to meet production volume targets; the uncertainty of estimating proved reserves and unproved resources; the future level of service and capital costs; the availability and cost of financing to fund future exploration and production operations; the success of drilling programs with regard to proved undeveloped reserves and unproved resources; the company’s ability to comply with the covenants in various financing documents; the company’s ability to obtain necessary governmental approvals for proposed E&P projects and to successfully construct and operate such projects; actions by the credit rating agencies; credit and performance risk of our lenders, trading counterparties, customers, vendors and suppliers; changes in commodity prices and basis differentials for oil and natural gas; general economic and weather conditions in geographic regions or markets served by the company, or where operations of the company are located, including the risk of a global recession and negative impact on natural gas demand; the uncertainties associated with governmental regulation, including any potential changes in federal and state tax laws and regulations; political and currency risks associated with international operations of the company; competition; and other factors described in the company’s Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. EP Energy assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by EP Energy, whether as a result of new information, future events, or otherwise.

Contact

Investor and Media Relations

Bill Baerg

713-997-2906

bill.baerg@epenergy.com